FORBEARANCE AND AMENDMENT AGREEMENT

This Forbearance and Amendment Agreement (the “Agreement”) is made this ___ day of February 2009 by and between Generex Biotechnology Corporation (the “Company”) and the holder listed on the signature page hereto (the “Holder”).

RECITALS

A.          Pursuant to that certain Securities Purchase Agreement, dated as of March 31, 2008, by and among the Company, the Holder and the other parties thereto (the “Purchase Agreement”), the Holder purchased the Company’s 8% Senior Secured Convertible Note in the original principal amount of $______ (the “Note”). Capitalized terms used in this Agreement that are not otherwise defined herein have the meanings set forth in the Note.

B.    Pursuant to the Purchase Agreement, the Holder also purchased (i) a Series A Warrant to acquire additional shares of Common Stock (the “Series A Warrants”); (ii) a Series A-1 Warrant to acquire additional shares of Common Stock (the “Series A-1 Warrants”); (iii) a Series B Warrant to acquire additional shares of Common Stock (the “Series B Warrants”); and (iv) a Series C Warrant to acquire additional shares of Common Stock (the “Series C Warrants”), in each case, as set forth on Schedule of Buyers attached to the Purchase Agreement.  The Series A Warrants, the Series A-1 Warrants, the Series B Warrants, and the Series C Warrants issued to the Holder are hereinafter collectively referred to as the “Series Warrants.”  In addition to the Series Warrants, the Holder also owns other warrants to purchase Common Stock (collectively, the “Other Warrants” and together with the Series Warrants, the “Warrants”).

C.           Various Events of Default have occurred under the Note.

D.          During and only during the period beginning on the date of this Agreement and ending on the twenty-one (21) day anniversary of the date hereof (such period is referred to herein as the “Standstill Period” and such scheduled ending date is referred to herein as the “Scheduled Standstill Expiration Date”), the Holder is willing to temporarily forbear from exercising certain rights and remedies on the terms, conditions and provisions contained in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.           Acknowledgment of Events of Default. The Company acknowledges and agrees that:

(i)           an Event of Default has occurred prior to the date hereof under Section 4(a)(xiv) of the Note as a result of the failure of the Company to comply with its obligations under Paragraph 15 of that certain Agreement, dated December 22, 2008, between the Company and the Holder;

(ii)         an Event of Default has occurred prior to the date hereof under Section 4(a)(xv) of the Note as a result of the failure of the Company to satisfy the Net Cash Balance Test under Section 13(f) of the Note;

(iii)        an Event of Default has occurred prior to the date hereof under Section 4(a)(xiv) of the Note as a result of the failure of the Company to deliver Event of Default Notices to the Holder with respect to the Events of Default listed in each of clauses (i) and (ii) above;

(iv)        an Event of Default has occurred prior to the date hereof under Section 4(a)(xviii) of the Note as a result of each of clauses (i) through (iii) above causing an Event of Default to occur under the Other Notes; and

[(v)        an Event of Default has occurred prior to the date hereof under the Note and the Purchase Agreement with regard to the timing of delivery by the Company to the Holder and the holder of the Other Notes of cash in payment of the Installment Amount due February 1, 2009 by reason of such delivery not being consistent among the Holder and each other Holder.] – Iroquois version.

The Events of Default listed in clauses (i) through (iv) above are collectively referred to herein as the “Existing Events of Default.” The Company represents and warrants to the Holder that no other (a) Event of Default has occurred other than the Existing Events of Default and (b) breach by the Company or any of its Subsidiaries of their respective obligations has occurred under any of the Transaction Documents.

2.           Forbearance; Standstill Termination. Unless and until a Standstill Termination (as defined below) occurs, during the Standstill Period, the Holder will not exercise any of its rights or remedies under Section 4(b) of the Note or Section 16 of the Security Agreement solely with respect to any of the Existing Events of Default. Upon the occurrence of a Standstill Termination, the Standstill Period shall be automatically terminated and the Holder shall then be permitted and entitled to immediately exercise all of its rights and remedies under Section 4(b) of the Note and Section 16 of the Security Agreement with respect to each of the Existing Events of Default. “Standstill Termination” shall mean the occurrence of the earliest of (i) the Scheduled Standstill Expiration Date; (ii) any Event of Default occurring after the date hereof; and (iii) the filing by or against the Company of any Insolvency Proceeding (as defined in the Security Agreement).

3.           No Waiver; Reservation of Rights. The Company acknowledges that the Holder is not waiving any of the Existing Events of Default but is simply agreeing to forbear from exercising its rights and remedies under Section 4(b) of the Note or Section 16 of the Security Agreement with respect to the Existing Events of Default to the extent expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges and agrees that immediately upon occurrence of a Standstill Termination, the Holder shall have all of its rights and remedies under Section 4(b) of the Note and Section 16 of the Security Agreement with respect to the Existing Events of Default to the same extent, and with the same force and effect, as if the forbearance had not occurred. The Company will not assert and hereby forever waives any right to assert that the Holder is obligated in any way to continue beyond the occurrence of a Standstill Termination to forbear from enforcing its rights or remedies under Section 4(b) of the Note or Section 16 of the Security Agreement with respect to any of the Existing Events of Default or that the Holder is not entitled to act on any of the Existing Events of Default after the occurrence of a Standstill Termination as if the Standstill Period never existed. The Company acknowledges that the Holder has made no representations as to what actions, if any, the Holder will take upon the occurrence of a Standstill Termination or the occurrence of any breach of this Agreement or any of the other Transaction Documents after the date hereof, and the Holder does hereby specifically and fully reserve any and all rights, remedies, and claims it has (after giving effect hereto) with respect to the Existing Events of Default and each other Event of Default or each other breach under this Agreement or any of the other Transaction Documents that may occur. It is expressly understood and agreed that nothing contained in this Agreement shall prohibit the Holder from exercising any rights or remedies that may be available to the Holder under this Agreement, the Note (including, without limitation, converting all or any portion thereof), any other Transaction Document or applicable law, other than its rights and remedies under Section 4(b) of the Note and Section 16 of the Security Agreement solely with respect to the Existing Events of Default during the Standstill Period as expressly contemplated hereby. The Company, on behalf of itself and its Subsidiaries, hereby acknowledges receipt of notices of intention to enforce security pursuant to section 244(1) of the Bankruptcy and Insolvency Act (Canada) contemporaneously with execution of this Agreement and hereby irrevocably waives the ten (10) day notice period pursuant to the Bankruptcy and Insolvency Act (Canada) and hereby consents to, and will not object to or oppose, any motion by the Holder to appoint a receiver (either private or court-appointed) if any Event of Default occurs after the date hereof.

4.           Amendment of Note.  The Note is hereby amended as follows:

(a)         The term “Installment Amount” in the Note is hereby deleted in its entirety and replaced with:

“Installment Amount” means, with respect to any Installment Date occurring on or after March 1, 2009, the lesser of (A) the product of (i) $1,927,333.32, multiplied by (ii) Holder Pro Rata Amount and (B) the Principal amount under this Note as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise, together with, in each case, the sum of any accrued and unpaid Interest as of such Installment Date under this Note (if such Installment Date is also an Interest Date) and accrued and unpaid Late Charges, if any, under this Note as of such Installment Date. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder.”

(b)         The term “Installment Date” in the Note is hereby deleted in its entirety and replaced with:

“Installment Date” means each of the following dates: (i) August 1, 2008; (ii) September 1, 2008; (iii) October 1, 2008; (iv) November 1, 2008; (v) December 1, 2008; (vi) January 1, 2009;  (vii) February 1, 2009; (viii) March 1, 2009; (ix) April 1, 2009; (x) May 1, 2009; (xi) June 1, 2009; and (xii) the Maturity Date.”

(c)         The term “Fundamental Transaction” in the Note is hereby deleted in its entirety and replaced with:

“Fundamental Transaction” means that (1) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (2) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.”

(d)         The term “Maturity Date” in the Note is hereby deleted in its entirety and replaced with:

“Maturity Date” shall mean July 1, 2009; provided, however, that the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Fundamental Transaction Notice is delivered prior to the Maturity Date; provided, further, that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.”

(e)         The following is hereby added to the Note as Section 28(yy):

“(yy)     “Forbearance and Amendment Agreement” means that certain Forbearance and Amendment, dated February ___, 2009, by and between the Company and the Holder, as the same may be amended from time to time.”

(f)          Section 4(a)(iii) of the Note is hereby deleted in its entirety and replaced with the following:

“(iii)      the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period, provided that the foregoing shall not constitute an Event of Default if the Common Stock is quoted on the OTC Bulletin Board on the fifth (5th) Business Day immediately following such suspension from trading or such failure to be so listed;”

(g)         The word “or” is hereby deleted at the end of Section 4(a)(xvii).

(h)         Section 4(a)(xviii) of the Note is hereby deleted in its entirety and replaced with the following:

“(xviii)  the Company and its Subsidiaries (taken together as a whole) expend cash in excess of $900,000 in the aggregate in any of the following calendar months in 2009: March, April or May; provided, however, solely for purposes of the foregoing determination, all cash used to effect (i) (x) Company Redemptions under this Note as permitted under the last sentence of Section 8(a) hereof and (y) Company Redemptions (as defined in the Other Notes) under the Other Notes as permitted under the last sentence of Section 8(a) thereof; (ii) the agreements and instruments contemplated by Sections 5 and 6 of the Forbearance and Amendment Agreement; and (iii) the expense reimbursement to the Holder contemplated by Section 18 of the Forbearance and Amendment Agreement,  in each case shall not be deemed to be cash expended; ”

(i)           The following is hereby added to the Note as Section 4(a)(xix):

“(xix)     any breach by the Company of Section 8 of the Registration Rights Agreement (including, without limitation, any failure by the Company to (x) file with the SEC any required reports under Section 13 or 15(d) of the 1934 Act such that it is not in compliance with Rule 144(c)(1), or (y) meet any of the requirements under rule 144(i)(2)); or”

(j)           The following is hereby added to the Note as Section 4(a)(xx):

“(xx)      any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.”

(k)          The following is hereby added to the Note as the last sentence of Section 8(a):
“Notwithstanding anything contained in this Section 8 to the contrary, the Company shall not be permitted to elect, or effect, a Company Redemption from and after February ___, 2009; provided, however, the Company may elect, and effect, a Company Redemption subject to, and in accordance with, the terms of this Note if such Company Redemption is effected solely by using net proceeds received by the Company from (i) any Subsequent Placements (as defined in the Securities Purchase Agreement) consummated after February ___, 2009; (ii) revenues from sales of products by the Company; or (iii) licensing fees received by the Company.”

(l)           The following is hereby added to the Note as Section 13(j):

“(j)         Certification. Without limiting the Company’s obligations under any other provision of this Note (including, without limitation, Sections 4 and 29), the Company shall provide to the Holder on the first Business Day following the end of each of March 2009, April 2009 and May 2009 a certification (executed on behalf of the Company by the Chief Financial Officer of the Company) as to whether an Event of Default occurred under Section 4(a)(xviii) hereof with respect to the calendar month immediately preceding the date of such certification and shall immediately publicly disclose (on a Current Report on Form 8-K or otherwise) any such Event of Default on the date of such certification.”

It is expressly understood and agreed that the Company’s payment of the Installment Amount with respect to the Installment Date that is March 1, 2009 shall be paid in accordance with the terms and conditions of that certain letter agreement, dated February 13, 2009, by and between the Company and the Holder.

5.           Control Agreement. (a)  The Company shall (i) promptly negotiate with the Holder and JPMorgan Chase Bank, N.A. or another member of the New York Clearing House Association, other financial institution of a reputation and size similar to that of SmithBarney or regional commercial bank of a reputation and size similar to that of State Street Corp., M&T Bank Corp, or Valley National Bancorp or another financial institution reasonable acceptable to the Holder (any of the foregoing being the “Depository”), and execute, a Control Agreement (as defined in the Security Agreement) in form and substance acceptable to the Holder in its sole discretion (that shall include, without limitation, those terms set forth on Attachment 1 hereto), with respect to a blocked, non-operating Deposit Account (as defined in the Security Agreement) of the Company, and (ii) deposit $3,000,000 in such Deposit Account immediately following the execution of such Control Agreement (it being understood and agreed that such Control Agreement and such Deposit Account will each be subject to the terms and conditions of the Security Agreement and that the Company shall cause the Security Agreement to promptly be amended (in form and substance acceptable to the Holder in its sole discretion) to include any relevant terms on Attachment 1 hereto). If such Control Agreement has not been executed by the Company and the Depository in such form and substance so acceptable to the Holder in its sole discretion by the Scheduled Standstill Expiration Date or if such deposit has not been so made by the Company immediately following the execution of such Control Agreement, the Company hereby agrees and acknowledges that a breach of the Company’s obligations under this Agreement shall have occurred, that such breach shall be an Event of Default under Section 4(a)(xiv) of the Note and that such breach shall be a breach which is not curable.

(b)  Without limiting the foregoing provisions of paragraph (a) above, the Company, acting in good faith, shall use commercially reasonable efforts to (i) cause to be issued by the Depository prior to the Scheduled Standstill Expiration Date, a clean, unconditional and irrevocable letter of credit that will remain “evergreen” until the Note and each of the Other Notes are repaid in full (the “Letter of Credit”) in the aggregate amount of $3 million for the ratable benefit of the Holder and each holder of any of the Other Notes, that will be subject to the following provisions of this Agreement, and (ii) if the Letter of Credit shall be issued by the Depository, enter into with the Holder (and each holder of any of the Other Notes) an agreement applicable to the Letter of Credit that contains terms similar to those set forth on Attachment 1 hereto with regard to drawdowns and otherwise shall be in form and substance acceptable to the Holder in its sole discretion, as evidenced by the Holder’s written acceptance thereof by the Scheduled Standstill Expiration Date.  For purposes hereof, it is understood and agreed that commercially reasonable efforts shall include, without limitation, the Company paying customary issuance fees not to exceed 1.5% of the principal amount of the Letter of Credit, and establishing a blocked cash collateral account to secure the Letter of Credit in an amount not to exceed $3 million).  If the Letter of Credit has been obtained by the Company, and the Holder and each of the Other Holders entered into an agreement with the Company applicable to the Letter of Credit in compliance with the provisions of this paragraph (b) by the Scheduled Standstill Expiration Date, then the Company shall have no further obligations solely under this Section 5 with respect to the Control Agreement,  Deposit Account and deposit expressly contemplated in paragraph (a) above.  If, however, the Company fails to act in good faith or use commercially reasonable efforts to cause the Letter of Credit to be issued, or the agreement applicable to the Letter of Credit to be entered into by the parties, as provided hereby, the Company hereby agrees and acknowledges that a breach of the Company’s obligations under this Agreement shall have occurred, that such breach shall be an Event of Default under Section 4(a)(xiv) of the Note and that such breach shall be a breach which is not curable.

6.      Irrevocable Transfer Agent Instructions.  (a) The Company shall promptly issue and deliver to the Company’s transfer agent (the “Transfer Agent”) irrevocable instructions in form and substance acceptable to the Holder in its sole discretion which shall instruct the Transfer Agent (without any further action, approval or instruction required by the Company) to issue certificates or transmit shares of the Company’s common stock to the Holder’s balance account at The Depository Trust Company at the Holder’s written request in accordance with the terms of the Note after the date hereof (including, without limitation, upon the occurrence of an Event of Default) (the “Instructions”).  If the Instructions have not been issued and delivered to the Transfer Agent by the Company by the Scheduled Standstill Expiration Date, the Company hereby agrees and acknowledges that a breach of the Company’s obligations under this Agreement shall have occurred, that such breach shall be an Event of Default under Section 4(a)(xiv) of the Note and that such breach shall be a breach which is not curable.

(b)           Once the Instructions have been delivered to the Transfer Agent, the Company no longer shall be obligated or entitled to deliver share issuance instructions to the Transfer Agent with regard to any Installment Notice Due Date or upon the occurrence of an Event of Default.  It is the Company’s intention to continue to provide to the Holder, in advance of each Installment Notice Due Date, a calculation of the number of Pre-Installment Conversion Shares the Company believes, acting in good faith, should be issued on such Installment Notice Due Date and in respect of which the Holder is expected to deliver to the Transfer Agent delivery instructions.  Though it is desirable that the parties endeavor to resolve any disagreement there may be as to the number of Pre-Installment Conversion Shares to be issued, no failure on the part of the Company to provide to the Holder its calculation of the number of Conversion Shares or any disagreement shall preclude the Holder from delivering to the Transfer Agent delivery instructions for the number of Pre-Installment Conversion Shares the Holder believes, in good faith, should be issued and delivered to the Holder (which the Instructions shall expressly provide the Holder is entitled and authorized to do).  Any error in the calculation of Pre-Installment Conversion Shares or Conversion Shares delivered on any Installment Date shall be corrected by the parties reasonably promptly after discovery.

(c)           Following the issuance of the Instructions, the Company agrees that if it, directly or indirectly, instructs or directs to the Transfer that is inconsistent with the Instructions or takes any action, or permits any action to be taken, which interferes with the Transfer Agent acting in accordance with the Instructions, the Company hereby agrees and acknowledges that a breach of the Company’s obligations under this Agreement shall have occurred, that such breach shall be an Event of Default under Section 4(a)(xiv) of the Note and that such breach shall be a breach which is not curable.

(d)         The Company and the Holder hereby agree to the following with respect to the Irrevocable Transfer Agent Instructions:

(i)           At any time on or after the Instructions are effective, the Holder is entitled to deliver to the Transfer Agent instructions for the delivery of the Pre-Installment Conversion Shares required to be delivered to the Holder pursuant to the provisions of paragraph 8(a) of Note (or this Agreement, with regard to the April 1, 2009 Installment Date).  A copy of such instructions to the Transfer Agent shall be delivered by the Holder to the Company.

(ii)  At any time on or after each Installment Date after the date hereof, the Holder is entitled to deliver to the Transfer Agent instructions for the delivery of the number of Conversion Shares required to be delivered to the Holder pursuant to the provisions of paragraph 8(b) of the Note.  A copy of such instructions to the Transfer Agent shall be delivered by the Holder to the Company.

(iii)  Upon the occurrence of an Event of Default and the delivery after the date hereof of an Event of Default Redemption Notice by the Holder in accordance with Section 4(b) of the Note, the Holder shall be entitled to deliver to the Transfer Agent instructions for the delivery the number of shares of the Company’s common stock as shall be required, valued in accordance with the applicable provisions of the Note, to pay the Event of Default Redemption Price due to the Holder if the Event of Default specified in such Event of Default Redemption Notice is not cured by the Company within three (3) Business Days following the Company’s receipt thereof (but such three (3) Business Day period shall not apply if such Event of Default is not capable of being cured).  A copy of such instructions to the Transfer Agent shall be delivered by the Holder to the Company.

7.           April 1, 2009 Installment Date.  Notwithstanding the terms of the Note, (i) March 9, 2009 shall constitute the Installment Notice Due Date with respect to the Installment Date that is April 1, 2009; (ii) the Pre-Installment Conversion Price with respect to the Installment Amount due on such Installment Date will be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the fourteen (14) consecutive Trading Days immediately preceding March 9, 2009 (to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring period); and (iii) the Company Conversion Price with respect to the Installment Amount due on such Installment Date will be equal to the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the seventeen (17) consecutive Trading Days immediately preceding such Installment Date (to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring period). In accordance with Section 8(a) of the Note, the Company shall deliver the Pre-Installment Conversion Shares (which shall instead equal the number of shares of Common Stock equal to the quotient of (x) the Installment Amount due on such Installment Date divided by (y) the Pre-Installment Conversion Price determined pursuant to this Section 7) to the Holder no later than two (2) Trading Days after March 9, 2009. In accordance with Section 8(b) of the Note, the Company shall deliver the number of shares of Common Stock to be delivered pursuant to a Company Conversion on April 1, 2009 with respect to the Installment Amount due on such Installment Date, reduced by the number of the Pre-Installment Conversion Shares delivered pursuant to this Section 7.

8.      Subsequent Placement. If, but only if, the Company consummates a Subsequent Placement on or prior to July 1, 2009, in which (i) only shares of Common Stock (and no other Equivalents (as defined in the Purchase Agreement)) are issued by the Company; (ii) the purchase price for each share of Common Stock so issued is greater than or equal to $0.25 (as adjusted for stock splits, combinations and the like occurring from and after the date hereof); (iii) the aggregate gross proceeds to the Company (including, without limitation, all future gross proceeds receivable, directly or indirectly, by the Company in connection therewith) are equal to or less than $5,000,000; and (iv) Rodman & Renshaw, LLC acts as the sole placement agent, then, and only then, the Holder hereby agrees that the number of shares of Common Stock issuable upon exercise of the Warrants shall not be increased solely as a result of the reduction of the exercise prices of the Warrants that will occur pursuant to the anti-dilution provisions of the Warrants as a result of such Subsequent Placement.

9.           Listing Maintenance Equity Condition. As of the date hereof, clause (ii)  of the definition of Equity Conditions has not been satisfied as a result of the Company’s receipt of notice from The NASDAQ Stock Market of the Company’s failure to comply with the minimum bid price requirement of Marketplace Rule 4310(c)(4) (such clause (ii) is referred to herein as  the “Listing Maintenance Equity Condition”). The Holder hereby waives satisfaction of only the Listing Maintenance Equity Condition solely with respect to the Installment Dates that are March 1, 2009, April 1, 2009, May 1, 2009, June 1, 2009 and the Maturity Date, thereby entitling the Company to pay the entire applicable Installment Amount due on each of such Installment Dates pursuant to a Company Conversion if, and only if, (i) (1) all other Equity Conditions and (2) all other conditions relating to a Company Conversion, in each case, are satisfied in accordance with the terms of the Note; and (ii) (x) the shares of Common Stock continue to be listed or designated for quotation on, and trade on, an Eligible Market; or (y) if clause (x) is not satisfied, the shares of Common Stock are quoted on the OTC Bulletin Board.

10.           Net Cash Balance Test. The Holder hereby waives compliance by the Company with the first sentence of Section 13(f) of the Note for the period commencing on the date hereof  and ending on the date on which a Standstill Termination occurs.

11.           Waiver. Effective simultaneously with the Company’s compliance with, and satisfaction of, its obligations under Sections 5 and 6 hereof on or prior to the Scheduled Standstill Expiration Date, the Holder hereby waives (i) all Existing Events of Default, (ii) compliance by the Company with the first sentence of Section 13(f) of the Note and (iii) only Interest that accrued at the default Interest Rate specified in Section 2 of the Note with respect to the Existing Events of Default (but, for clarification purposes, not Interest that accrued at the non-default Interest Rate). Without implication that the contrary would otherwise be true, it is expressly understood and agreed that the waivers contained in this Section 11 shall be null and void ab initio and be of no force or effect if the Company does not comply with any of its obligations under this Agreement (including, without limitation, compliance with, and satisfaction of, its obligations under Sections 5 and 6 hereof on or prior to the Scheduled Standstill Expiration Date) or any other Event of Default occurs after the date hereof.

12.           Existing Agreements; Entire Agreement. Except as otherwise expressly provided herein, (i) the Purchase Agreement, the Note and each other Transaction Document and each of the obligations of the Company thereunder and each of the rights of and benefits to the Holder thereunder is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects, except that on and after the date hereof (A) all references in the Note to “this Note,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Note shall mean the Note as amended by this Agreement and (B) all references in the other Transaction Documents to the “Note,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Note shall mean the Note as amended by this Agreement and (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Holder under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document and all of them shall continue in full force and effect, as amended or modified by this Agreement. This Agreement supersedes all other prior oral or written agreements between the Holder and the Company solely with respect to the specific matters contained herein and in the attachments hereto, and this Agreement and the attachments hereto contain the entire understanding of the parties with respect to the specific matters covered herein and therein. The Recitals set forth above are hereby incorporated into this Agreement by reference. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be deemed to be a Transaction Document for purposes of the Purchase Agreement, the Note and all other Transaction Documents. All dollar amounts referred to in this Agreement are in US Dollars (as defined in the Purchase Agreement). Without limiting Sections 5 or 6 hereof, the Company hereby agrees and acknowledges that any breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement shall be an Event of Default under Section 4(a)(xiv) of the Note.

13.           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

14.           Headings; Severability. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

15.           Miscellaneous. (a) The provisions of this Agreement shall survive the termination of the Standstill Period. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than those Persons expressly specified in Section 17 hereof who shall be intended third party beneficiaries thereof. If requested by the Holder, the Company will deliver to the Holder an amended Note to the address specified by the Holder that reflect the amendments set forth herein within five (5) days after such request, and such amended Note shall replace the Note and the Holder shall not be obligated to return the original Note to the Company. For clarification purposes, it is understood and agreed that the amendments set forth herein are effective as of the date hereof regardless of whether such amended Note is so requested or delivered.

(b)           Except as expressly modified by this Agreement, (a) the Company, on behalf of itself and each of its Subsidiaries, hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its and each of its Subsidiaries’ obligations under, the Purchase Agreement, the Note, the Security Agreement, the Series Warrants, the Other Warrants and all other Transaction Documents, which documents are valid, binding and in full force and effect and (b) all of the terms and conditions set forth in the foregoing Transaction Documents are legal, valid and binding obligations of the Company and each of its Subsidiaries (as applicable).

(c)           As a material inducement for the Holder to enter into this Agreement and to forbear with respect to the Existing Events of Default in the manner expressly provided in this Agreement, the Company, on behalf of itself and each of its Subsidiaries represents and warrants to the Holder as follows:

(i)           Power and Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and perform its obligations hereunder.

(ii)           Authorization of Agreements.  The execution and delivery of this Agreement and the other agreements and instruments contemplated hereby by the Company and each of its Subsidiaries (as applicable) and the performance by the Company and each of its Subsidiaries hereunder and thereunder (as applicable) have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by the Company and such other agreements and instruments will be duly executed and delivered by the company and each of its Subsidiaries (as applicable).

(iii)         Enforceability.  This Agreement constitutes the legal, valid and binding obligation of the Company and its Subsidiaries enforceable against each of them in accordance with its terms.

(iv)           No Violation or Conflict.  The execution and delivery by the Company or any of its Subsidiaries (as applicable) of this Agreement or any of the other agreements or instruments contemplated hereby and the performance by the Company and each of its Subsidiaries (as applicable) hereunder and thereunder do not and will not (i) contravene, in any respect, any provision of any law, regulation, decree, ruling, judgment or order that is applicable to the Company or any of its Subsidiaries or any of their respective  properties or other assets, or (ii) result in a breach of or constitute a default under the charter, bylaws or other organizational documents of the Company or any of its Subsidiaries or any material agreement, indenture, lease or instrument binding upon the Company or any of its Subsidiaries or any of their respective properties or other assets.

(v)           Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company or any of its Subsidiaries (as applicable)  of this Agreement or any of the other agreements or instruments contemplated hereby.

(vi)          Acknowledgement of Indebtedness.  The Company acknowledges and agrees that as of the date hereof, the aggregate indebtedness due under the Note to the Holder is $________ (the “Indebtedness”).   The Company represents, warrants and agrees that the Indebtedness due to the Holder is secured by valid and enforceable first priority liens and security interests against the Collateral (as defined in the Security Agreement), and that neither the Company nor any of its Subsidiaries has any offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to the liability or amount of the Indebtedness or the liens and security interests securing the Indebtedness.

16.           Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, and the Company also submits to the jurisdiction of federal and provincial courts in Ontario, Canada, with respect to any matter involving the parties (including, without limitation, the adjudication of any dispute hereunder or in connection herewith or any transaction contemplated hereby or discussed herein), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17.           RELEASE. FOR VALUE RECEIVED (INCLUDING, WITHOUT LIMITATION, THE AGREEMENTS OF THE HOLDER IN THIS AGREEMENT), THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, HEREBY RELEASES THE HOLDER AND ALL THE OTHER INDEMNITEES (AS DEFINED IN THE PURCHASE AGREEMENT) (COLLECTIVELY, THE “RELEASED PARTIES”) OF AND FROM ANY AND ALL DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, CONTROVERSIES, ACTS AND OMISSIONS, LIABILITIES, AND OTHER CLAIMS OF EVERY KIND OR NATURE WHATSOEVER, BOTH IN LAW AND IN EQUITY, KNOWN OR UNKNOWN, WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES NOW HAS OR EVER HAD AGAINST ANY OF THE RELEASED PARTIES ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY ARISING OUT OF OR RELATING TO THE NEGOTIATIONS IN CONNECTION WITH THE EXISTING EVENTS OF DEFAULT), AND THE COMPANY FURTHER ACKNOWLEDGES THAT, AS OF THE DATE HEREOF, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES HAS ANY COUNTERCLAIM, SET-OFF, OR DEFENSE AGAINST ANY OF THE RELEASED PARTIES, EACH OF WHICH THE COMPANY HEREBY EXPRESSLY WAIVES ON BEHALF OF ITSELF AND ITS SUBSIDIARIES.

18.           Expenses. The Company shall reimburse the Holder or its designee(s) for all costs and expenses incurred by it or its affiliates in connection with the transactions contemplated by this Agreement (including, without limitation, the agreements and instruments contemplated by  Sections 5 and 6), the Existing Events of Default and any other Events of Default that occurred prior to the date hereof (including, without limitation, all legal fees and disbursements in connection therewith and documentation and implementation of the transactions contemplated by this Agreement), which amount shall be paid by the Company in shares of Common Stock delivered within two (2) Trading Days after March 9, 2009, determined by dividing the amount of the Holder’s expenses to be reimbursed by the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the twenty (20) consecutive Trading Days immediately preceding March 29, 2009 (to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring period), and subject to a “true-up” as of the April 1, 2009 Installment Date in the same manner as for the Conversion Shares delivered in respect of such Installment Date under paragraph 8(b) of the Note.  To the extent required hereunder to be paid in cash, such costs and expenses shall be deemed not to be cash expended for purposes of paragraph 4(a)(xviii) of the Note.

19.           Disclosure. The Company shall, on or before 8:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the 1934 Act (as defined in the Purchase Agreement) and attaching this Agreement (and all attachments to this Agreement) as an exhibit thereto.

20.           Terms.  The Company represents, warrants and covenants that the Company has not entered into, and will not enter into, any agreement or instrument with, or for the benefit of, any holder of Other Notes on terms or conditions which are more favorable to any such holder than the terms and conditions provided to, or for the benefit of, the Holder. To the extent the Company enters into any agreement or instrument with, or for the benefit of, any holder of Other Notes that contains any terms or conditions which are more favorable to any such holder than the terms and conditions provided to, or for the benefit of, the Holder, then the Holder, at its option, shall be entitled to the benefit of such more favorable terms or conditions (as the case may be) and this Agreement shall be automatically amended to reflect such more favorable terms or conditions (as the case may be). Notwithstanding the foregoing, it is expressly understood and agreed that to the extent the Company enters into a similar agreement with any of the holders of the Other Notes with respect to the matters contained herein and such agreement provides for expense reimbursement for such holder, the expenses of such holder may be reimbursed by the Company in shares of Common Stock so long as the number of shares of Common Stock issued as such expense reimbursement is determined, as of March 9, 2009, by dividing the amount of such holder’s expenses to be reimbursed by the price which shall be computed as 90% of the arithmetic average of the VWAP of the Common Stock on each of the twenty (20) consecutive Trading Days immediately preceding the date of such agreement (to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such measuring period), and is subject to a “true-up” as of April 1, 2009 (as if the shares were Conversion Shares being delivered in respect of the April 1, 2009 Installment Date).

21.           Series Warrants. The term “Fundamental Transaction” in each of the Series Warrants is hereby deleted in its entirety and replaced with:

““Fundamental Transaction” means that (1) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (2) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.”

22.           Independent Obligations.  The obligations of the Holder hereunder are several and not joint with the obligations of any other holder of Other Notes and the Holder shall not be responsible in any way for the performance of the obligations of any other holder of Other Notes under any other similar agreement. Nothing contained herein, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the holders of the Other Notes as, and the Company acknowledges that the Holder and the holders of the Other Notes do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holder or any holder of Other Notes are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any matters, and the Company acknowledges that the Holder and the holders of the Other Notes are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any other similar agreement. The decision of the Holder to enter into this Agreement has been made by the Holder independently of any holder of Other Notes. The Company and the Holder confirm that the Holder has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel, [insert outsider law firm, if any]________ and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other holder of Other Notes to be joined as an additional party in any proceeding for such purpose. To the extent that any holder of Other Notes enters into an agreement with the same or similar terms and conditions or pursuant to the same or similar documents, all such matters are solely in the control of the Company, not the action or decision of the Holder, and would be solely for the convenience of the Company and not because it was required or requested the Holder.               [signature page follows]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

GENEREX BIOTECHNOLOGY CORPORATION

By:
Its:

[HOLDER]

By:
Its:

Attachment 1

The Control Agreement shall include, without limitation, the following concepts:

The $3,000,000 deposited by the Company in the Deposit Account (such amount being the “Blocked Account Cash”) shall be blocked irrevocably and may not be accessed by the Company or any of its Subsidiaries under any circumstances (including in any Insolvency Proceeding) unless the conditions for release of the funds expressly provided in the Control Agreement are satisfied.  However,  the Blocked Account Cash may be deposited with the Depository as cash collateral for the Letter of Credit as long as the manner in which the Blocked Account Cash is transferred from the Deposit Account and to the Depository to be held as cash collateral for the Letter of Credit does not adversely affect any of the Holder’s rights under any of the Transaction Documents.

Notwithstanding anything to the contrary in the Security Agreement, upon the occurrence of an Event of Default and the delivery of an Event of Default Redemption Notice by the Holder in accordance with Section 4(b) of the Note, the Holder shall have the unfettered right (regardless of whether the Holder is a Permitted Secured Party (as defined in the Security Agreement)) to have  a percentage (which percentage shall be equal to the quotient of (i) the then remaining amount of principal and interest due on the Holder’s Note divided by (ii) the then remaining amount of principal and interest due on all Notes) of the Blocked Account Cash released to the Holder as payment of a portion of the Event of Default Redemption Price due to the Holder if the Event of Default specified in such Event of Default Redemption Notice is not cured by the Company within three (3) Business Days following the Company’s receipt thereof (but such three (3) Business Day period shall not apply if such Event of Default is not capable of being cured); [provided, however, that the amount of the Event of Default Redemption Price to be paid from the Blocked Account Cash shall be reduced by the value of the Conversion Shares delivered to the Holder pursuant to the delivery of its instructions to the Transfer Agent in connection with such Event of Default, it being agreed that the Holder shall have the right, in connection with any Event of Default, to cause all or a portion (in the Holder’s sole discretion) of the Event of Default Redemption Price due to the Holder to be paid in cash with (its percentage of) the Blocked Account Cash or with Conversion Shares].

The Blocked Account Cash shall only be released to the Company as follows:

(i)           If no Event of Default has occurred on or prior to June 5, 2009, then an amount equal to (a) $3,000,000 minus (b) 135% of all amounts due (principal, Interest and Late Charges, if any) on all Notes on the Maturity Date will be released to the Company by the Depository.

(ii)           If no Event of Default has occurred on or prior to the Maturity Date and all amounts due under all Notes have been paid by the Company on the Maturity Date, then the remaining Blocked Account Cash will be released to the Company by the Depository.

(iii)       If  no Event of Default has occurred on or prior to the Maturity Date, and all amounts due under all Notes have been paid by the Company on the Maturity Date, then the Letter of Credit shall be delivered by the Holder to the Depository for cancellation with an authorization for the Depository to release to the Company the remaining cash collateral.